Exhibit 99.1

GOOGLE ANNOUNCES RECORD REVENUES FOR THIRD QUARTER 2004

Company reports revenues of $805.9 million, up 105 percent year over year in first post-IPO quarter.

MOUNTAIN VIEW, Calif. – October 21, 2004 – Google Inc. (Nasdaq: GOOG) today announced financial results for the quarter ended Sept. 30, 2004.

•	Google reported record revenues of $805.9 million for the quarter ended Sept. 30, 2004, up 105 percent year over year.

•	Income from operations, on a GAAP basis, was $11.1 million, or 1.4 percent of revenue for the quarter ended Sept. 30, 2004 compared to $66.6 million or 16.9 percent of revenue for the prior year’s quarter. Income from operations includes the effects of a non-recurring, non-cash charge of $201.0 million related to the previously announced settlement of warrant and patent disputes with Yahoo! Inc.

•	Without this non-recurring charge, Google would have realized income from operations of $212.1 million or 26.3 percent of revenues for the quarter ended Sept. 30, 2004, compared to $66.6 million or 16.9 percent of revenues in the prior year’s quarter.

•	Income from operations includes a $68.0 million non-cash stock-based compensation charge compared to a $73.8 million non-cash, stock-based compensation charge in the prior year’s quarter.

•	Net income on a GAAP basis in the third quarter of 2004 was $52.0 million or $0.19 per share on a diluted basis. Net income before certain non-recurring items was $125.0 million or $0.45 per share on a diluted basis. The non-recurring items are the settlement charge and its associated tax benefit, as well as a reduction to our provision for income taxes related to certain stock-based compensation charges recognized prior to the IPO.

•	Net cash provided by operating activities for the nine months ended Sept. 30, 2004 totaled $608.9 million as compared to $308.9 million last year during the same period, an increase of 97.1 percent.

•	Adjusted EBITDA, another liquidity measure, increased by approximately $44 million or 16 percent to $321 million (or 40 percent of revenues) in Q3 from $278 million (or 40 percent of revenues) in Q2.

“We are very pleased with the results of this quarter. Record revenues, robust margins and cash generation all illustrated strong performance and execution over the last quarter,” said Eric Schmidt, Google chief executive officer. “Our commitment to user and to the development of quality products and services for them clearly translated into robust financial results. That dedication to our users, combined with our relentless technology innovation and market opportunity make us very optimistic about our company’s future.”

Financial Highlights

Revenue - Revenue in the quarter totaled a record $805.9 million, representing a 15 percent increase over the second quarter of 2004 and a 105 percent year-over-year gain. This revenue growth reflects strong traffic and monetization growth in the quarter as well as advertisers’ growing recognition of the Internet as an effective advertising medium.

Google-Sites Revenue- Google-owned sites generated $411.7 million or 51 percent of total revenue. This represents an increase of 99 percent over the third quarter of 2003.

The Google Network- Revenue generated on Google’s partner sites, through AdSense programs, contributed $384.3 million, or 48 percent of total revenue, a 120 percent increase over the Network revenue generated in the same quarter last year.

TAC – Traffic Acquisition Costs or the portion of revenue shared with Google’s partners increased to $302.9 million or 79 percent of Google Network revenue. This compares to total payments to partners of $143.5 million in the third quarter of 2003, or 82 percent of Google Network revenue.

Income from operations – Income from operations in the quarter, on a GAAP basis, totaled $11.1 million or 1.4 percent of revenue, and included a non-cash charge of $68.0 million for stock-based compensation as well as a non-cash, non-recurring charge of $201.0 million associated with the previously announced settlement of disputes with Yahoo. Without the non-recurring charge, income from operations would have been $212.1 million, or 26.3 percent of revenues as compared to $66.6 million or 16.9 percent of revenue in the same period of 2003. This improvement in operating margins, before the settlement of disputes with Yahoo, was primarily due to proportionately lower advertising revenue from Google Network members’ sites, which resulted in lower traffic acquisition cost as a percentage of total revenue. A lower stock-based compensation charge, on a percentage basis, also contributed to the improvement.

Income Taxes—Google recorded a net income tax benefit of $37.0 million on its income statement in the third quarter compared to a $90.4 million provision for income taxes and a 53 percent effective tax rate last quarter, primarily as a result of a $46.0 million benefit recorded in the third quarter against the provision for income taxes related to certain stock-based compensation charges recognized prior to the IPO. This tax benefit was recorded as a result of our transformation from a private to a public company.

Net Income—Net income on a GAAP basis increased to $52.0 million or 6.5 percent of revenues in the third quarter as compared to $20.4 million or 5.2 percent of revenue in the third quarter of 2003. Earnings on a diluted per share basis were $0.19 as compared to $0.08 in the third quarter of 2003. Net income included the after tax effect of the non-cash and non-recurring settlement charge of $119.0 million and a tax benefit of $46.0 million related to certain stock-based compensation charges recognized prior to the IPO. Net income before these non-recurring items was $125.0 million, or $0.45 per share.

Operating and Free Cash Flow – Net cash provided by operating activities totaled $608.9 million for the nine months ended Sept. 30, 2004. Free cash flow is an alternative measure of liquidity to GAAP net cash provided by operating activities and is calculated as operating cash flows less capital expenditures. Free cash flow for the nine months ended Sept. 30, 2004 totaled $349.0 million.

Adjusted EBITDA – Adjusted EBITDA is defined as EBITDA before the non-cash stock-based compensation charge, the non-cash and non-recurring settlement charge and in-process R&D. It is another alternative measure of liquidity to GAAP net cash provided by operating activities. Adjusted EBITDA increased by approximately $44 million or 16 percent to $321 million (or 40 percent of revenues) in the third quarter from $278 million (or 40 percent of revenues) in the second quarter. The reconciliation of adjusted EBITDA to the GAAP measure of liquidity, net cash provided by operating activities, is set forth at the back of this release.

Cash – At the end of the quarter, Google had a cash, cash equivalents and short-term investments balance of $1.86 billion.

On a worldwide basis, Google employed 2,668 full time employees as of Sept. 30, 2004, up from 2,292 as of June 30, 2004.

Webcast and conference call information

A live audio webcast of Google’s third-quarter earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 p.m. (PDT)/ 4:30 (EDT). This press release, the financial tables as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM EDT through midnight Monday, Oct. 25 by calling (888) 203-1112 in the United States or (719) 457-0820 for calls from outside the United States. The required confirmation code for the replay is 825570.

Forward looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to Google’s market opportunity and future business prospects. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from the results predicted are included in Google’s quarterly reports on Form 10-Q and from time to time in other reports filed by Google with the Securities and Exchange Commission.

About non-GAAP financial measures.

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses certain non-GAAP measures of financial performance and liquidity. These non-GAAP measures are comprised of income from operations, net income and net income per share before material non-recurring items, as well as free cash flows and adjusted EBITDA. Google’s management believes that income from operations before material non-recurring items and net income before material non-recurring items provide meaningful supplemental information regarding the company’s core operating results because they exclude amounts that are not necessarily related to those core results and are of a non-recurring nature. Google’s management believes that free cash flows and adjusted EBITDA provide meaningful supplemental information regarding liquidity. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of Google’s ongoing operations and liquidity and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical operating results and liquidity.

Google computes its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contacts:

Google Inc.

David Krane, 650-623-4096

david@google.com

Steve Langdon, 650-623-4950

slangdon@google.com

Google Inc.

Unaudited Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Revenues	$393,942	$805,887	$953,759	$2,157,722
Costs and expenses:
Cost of revenues	170,390	362,099	374,986	1,003,874
Research and development	32,774	57,409	62,771	138,190
Sales and marketing	36,575	65,512	79,164	170,193
General and administrative	13,853	40,774	36,415	87,857
Stock-based compensation (*)	73,794	67,981	144,377	219,215
Non-recurring portion of settlement of disputes with Yahoo	—	201,000	—	201,000

Total costs and expenses	327,386	794,775	697,713	1,820,329

Income from operations	66,556	11,112	256,046	337,393
Interest income (expense) and other, net	464	3,866	1,183	2,668

Income before income taxes	67,020	14,978	257,229	340,061
Provision (benefit) for income taxes	46,594	(37,005)	178,835	145,042

Net income	$20,426	$51,983	$78,394	$195,019

Net income per share—basic	$0.14	$0.25	$0.58	$1.14

Net income per share—diluted	$0.08	$0.19	$0.31	$0.73

Shares used in per share calculation—basic	141,412	205,007	134,820	170,511

Shares used in per share calculation—diluted	257,948	274,735	254,664	268,394

(*)	Stock-based compensation is allocated as follows:

Cost of revenues	$3,008	$1,996	$5,821	$9,618
Research and development	43,878	42,120	82,115	134,222
Sales and marketing	15,819	11,580	30,530	39,156
General and administrative	11,089	12,285	25,911	36,219

	$73,794	$67,981	$144,377	$219,215

Google Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	September 30, 2004
	(1)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$148,995	$344,469
Short-term investments	185,723	1,513,887
Accounts receivable, net	154,690	233,057
Income taxes receivable	—	115,070
Deferred income taxes	22,105	48,455
Prepaid revenue share, expenses and other assets	48,721	105,273
Total current assets	560,234	2,360,211
Property and equipment, net	188,255	362,609
Goodwill	87,442	101,815
Intangible assets, net	18,114	43,660
Prepaid revenue share, expenses and other assets, non-current	17,413	20,223

Total assets	$871,458	$2,888,518

Liabilities, Redeemable Convertible Preferred Stock Warrant and Stockholders’ Equity
Current liabilities:
Accounts payable	46,175	49,557
Accrued compensation and benefits	33,522	53,841
Accrued expenses and other current liabilities	26,411	44,185
Accrued revenue share	88,672	101,973
Deferred revenue	15,346	21,888
Income taxes payable	20,705	—
Current portion of equipment leases	4,621	3,026

Total current liabilities	235,452	274,470
Long-term portion of equipment leases	1,988	63
Deferred revenue, long-term	5,014	6,344
Liabilities for stock option exercised early, long-term	6,341	7,206
Deferred income taxes	18,510	—
Other long-term liabilities	1,512	11,412
Redeemable convertible preferred stock warrant	13,871	—
Stockholders’ equity:
Convertiable preferred stock	44,346	—
Class A and Class B common stock	161	273
Additional paid-in capital	725,219	2,497,299
Note receivable from officer/stockholder	(4,300)	—
Deferred stock-based compensation	(369,668)	(292,690)
Accumulated other comprehensive income	1,660	(2,230)
Retained earnings	191,352	386,371
Total stockholders’ equity	588,770	2,589,023

Total liabilities, redeemable convertible preferred stock warrant and stockholders' equity	$871,458	$2,888,518

(1)	Derived from audited financial statements

GOOGLE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2003	2004
	(unaudited)
Operating activities
Net income	$78,394	$195,019
Adjustments:
Depreciation and amortization of property and equipment	28,203	85,620
Amortization of intangibles and warrants	8,975	10,393
In-process research and development	11,618	950
Stock-based compensation	144,377	219,215
Tax benefits from exercise of warrants	—	144,971
Non-recurring portion of settlement of disputes with Yahoo	—	201,000
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(54,574)	(78,361)
Income taxes, net	8,120	(182,415)
Prepaid expenses and other assets	(29,156)	(54,134)
Accounts payable	35,175	3,369
Accrued expenses and other liabilities	15,545	42,148
Accrued revenue share	57,991	13,301
Deferred revenue	4,234	7,871

Net cash provided by operating activities	308,902	608,947

Investing activities
Purchases of property and equipment	(120,310)	(259,915)
Purchases of short-term investments	(105,229)	(2,877,309)
Maturities and sales of short-term investments	130,149	1,548,334
Purchases of other investments	—	(4,999)
Acquisitions, net of cash acquired	(39,958)	(10,833)

Net cash used in investing activities	(135,348)	(1,604,722)

Financing activities
Proceeds from exercise of stock options, net	10,649	10,159
Proceeds from exercise of warrants	—	21,944
Net proceeds from initial public offering	—	1,161,446
Payment of note receivable from officer/stockholder	—	4,300
Payments of principal on capital leases and equipment loans	(6,435)	(3,521)

Net cash provided by financing activities	4,214	1,194,328

Effect of exchange rate changes on cash and cash equivalents	(104)	(3,079)

Net increase in cash and cash equivalents	177,664	195,474
Cash and cash equivalents, beginning of the period	57,752	148,995

Cash and cash equivalents, end of the period	$235,416	$344,469

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before material non-recurring items (in thousands, unaudited):

	Three months ended September 30, 2004				Nine months ended September 30, 2004
	Actual	Adjustments		Non-GAAP Results	Actual	Adjustments		Non-GAAP Results
Income from operations	$11,112	201,000	(a)	$212,112	$337,393	201,000	(a)	$538,393

		201,000	(a)			201,000	(a)
		(82,036)	(b)			(82,036)	(b)
		(45,950)	(c)			(45,950)	(c)

Net income	$51,983	73,014		$124,997	$195,019	73,014		$268,033

Net income per share—diluted	$0.19			$0.45	$0.73			$1.00

Shares used in per share calculation—diluted	274,735			274,735	268,394			268,394

(a)	To eliminate $201.0 million of charges related to the non-recurring portion of settlement of disputes with Yahoo.
(b)	To eliminate $82.0 million of tax benefit recognized related to the non-recurring portion of settlement of disputes with Yahoo.
(c)	To eliminate $46.0 million of tax benefit recorded in the third quarter related to certain stock-based compensation charges recognized prior to the initial public offering.

Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures

1. Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

	Three months ended June 30, 2004	Three months ended September 30, 2004	Nine months ended September 30, 2004
Net cash provided by operating activities	$162,559	$238,343	$608,947
Less purchases of property and equipment	(96,246)	(77,632)	(259,915)

Free cash flow	$66,313	$160,711	$349,032

2. Reconciliation from net cash provided by operating activities to adjusted EBITDA(*) (in thousands, unaudited):

	Three months ended June 30, 2004	As a percentage of revenues	Three months ended September 30, 2004	As a percentage of revenues	Nine months ended September 30, 2004	As a percentage of revenues
Net cash provided by operating activities	$162,559	23%	$238,343	30%	$608,947	28%
Changes in assets and liabilities, net of effects of acquisitions	116,471	17%	175,674	22%	248,221	12%
Provision (benefit) for income taxes	90,397	13%	(37,005)	(5)%	145,042	7%
Interest income (expense) and other, net	1,498	0%	(3,866)	(1)%	(2,668)	0%
Tax benefits from exercise of warrants	(93,244)	(13)%	(51,727)	(6)%	(144,971)	(7)%

Adjusted EBITDA	$277,681	40%	$321,419	40%	$854,571	40%

(*)	Definition of adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, stock-based compensation, in-process research and development and non-recurring portion of settlement charge.